The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated April 25, 2022

Filed under 424(b)(3), Registration Statement No. 333-232862-01

Pricing Supplement No. 81 - Dated Monday, April 25, 2022 (To: Prospectus Dated July 26, 2019, and Prospectus Supplement Dated July 26, 2019)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054L6C2		100%	1.250%		3.700%	Semi-Annual	05/15/2027	11/15/2022	$19.53	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2022 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC        Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 11/15/2022 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.8500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.8500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054L6D0	100%	1.800%	4.100%	Semi-Annual	05/15/2032	11/15/2022	$21.64	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2022 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC         Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 11/15/2022 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.2500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.2500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054L6E8	100%	3.150%	4.600%	Semi-Annual	05/15/2052	11/15/2022	$24.28	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2022 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC        Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 11/15/2022 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 2.4000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 2.4000% to the public offering price, thereby not retaining any portion of the discount as compensation.

The Dow Chemical Company 2211 H.H. Dow Way Midland, Michigan 48674

Trade Date: Monday, May 2, 2022 @ 12:00 PM ET

Settle Date: Thursday, May 5, 2022

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

The Dow Chemical Company The Dow Chemical Company InterNotes

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.